Exhibit 5.1

One Financial Center Boston, MA 02111 617-542-6000 www.mintz.com

October 21, 2025

ProKidney Corp.
2000 Frontis Plaza Blvd., Suite 250
Winston-Salem, NC 27103

Ladies and Gentlemen:

We have acted as counsel to ProKidney Corp., a Delaware corporation (the “Company”), in connection with the filing of Post-Effective Amendment No. 3 to the Registration Statement on Form S-1 on S-3, as amended (File No. 333-266683) (the “Registration Statement”), relating to the registration under the Securities Act of 1933, as amended (the “Act”), of (a) the issuance of shares of Class A common stock, par value $0.0001 per share (“Class A common stock”) of the Company and (b) the resale of Class A common stock, as follows: (i) the issuance by the Company of up to 169,605,462 shares of Class A common stock (the “Exchange Shares”) that are issuable to the unitholders pursuant to that certain Exchange Agreement, dated as of July 11, 2022, as amended, by and among the Company, ProKidney Holdings, LLC, and certain holders of the Company’s securities party thereto (the “Exchange Agreement”), upon the exchange of an equal number of shares of Class B common stock of the Company, par value $0.0001 per share (“Class B common stock”) and common units of ProKidney Holdings, LLC (“Common Units”); (ii) the issuance by the Company of 30,000 shares of Class A common stock reserved for issuance upon the settlement of restricted stock units (the “RSU Shares”); and (iii) the resale of up to 169,635,462 shares of Class A common stock by the selling securityholders named in the Registration Statement, and certain of their permitted transferees described in the Registration Statement (each, a “Selling Securityholder”), including the Exchange Shares and the RSU Shares (the securities listed above being, collectively, the “Shares”). The Shares may be issued upon exchange or vesting, as applicable, and sold or delivered from time to time as set forth in the Registration Statement, any amendment thereto, the prospectus contained therein (the “Prospectus”) and any supplements to the prospectus pursuant to Rule 415 under the Act (each, a “Prospectus Supplement”).

Effective as of July 1, 2025, the Company deregistered as an exempted company in the Cayman Islands pursuant to Sections 206 and 207 of the Companies Act (as amended) of the Cayman Islands and continued its existence under the General Corporation Law of the State of Delaware (the “DGCL”) as a corporation incorporated in the State of Delaware pursuant to Section 388 of the DGCL (the “Domestication”).

In connection with this opinion, we have examined the Company’s Certificate of Incorporation and Bylaws, both as currently in effect, Exchange Agreement, such other records of the corporate proceedings of the Company and certificates of the Company’s officers as we have deemed relevant, as well as the Registration Statement and the exhibits thereto and the Prospectus.

In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, photostatic or facsimile copies and the authenticity of the originals of such copies. We have further assumed that at the time of the issuance of the Shares (i) the charter documents or other organizational documents of the Company and ProKidney Holdings, LLC will be in full force and effect and will not have been amended, restated, supplemented or otherwise altered, and there will have been no authorization of any such amendment, restatement, supplement or other alteration, since the date hereof, (ii) the Exchange Agreement will be in full force and effect and will not have been amended, restated, supplemented or otherwise altered, and there will have been no authorization of any such amendment, restatement, supplement or other alteration, since the date hereof and (iii) a sufficient number of shares of Class A common stock will be authorized for issuance under the Company’s certificate of incorporation, as in effect at such time, that have not otherwise been issued or reserved for issuance.

BOSTON    LOS ANGELES    MIAMI    NEW YORK    SAN DIEGO    SAN FRANCISCO    TORONTO    WASHINGTON

MINTZ

October 21, 2025 Page 2

Based upon the foregoing, and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that,

1.
When the Exchange Shares have been duly issued and delivered in exchange for an equal number of shares of Class B common stock and Common Units, as described in the Registration Statement and in accordance with the Exchange Agreement, such Exchange Shares will be validly issued, fully paid and non-assessable.

2.	The RSU Shares, when issued and delivered by the Company in accordance with the terms of the restricted stock unit agreements, will be validly issued, fully paid and non-assessable.

Our opinion is limited to the General Corporation Law of the State of Delaware, and we express no opinion with respect to the laws of any other jurisdiction. No opinion is expressed herein with respect to the qualification of the Shares under the securities or blue sky laws of any state or any foreign jurisdiction.

We have relied as to certain matters on information obtained from public officials, officers of the Company, and other sources believed by us to be responsible.

Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters. This opinion is based upon currently existing statutes, rules, regulations and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Registration Statement and in the Prospectus forming a part thereof and any supplement thereto.  In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.